Exhibit 99.1

Howard Bancorp, Inc. Reports 2017 Results with Strong Organic Growth, Increasing Revenues, Higher Capital Levels and the Pending Acquisition of First Mariner Bank

ELLICOTT CITY, Md.--(BUSINESS WIRE)--January 22, 2018--Howard Bancorp, Inc. (Nasdaq:HBMD), the parent company of Howard Bank, today reported its financial results for the fiscal year ending December 31, 2017. A summary of results for and other developments during the year ended December 31, 2017 is as follows:

  During 2017 total assets increased by $123 million or 12% from $1.03 billion at December 31, 2016 to $1.15 billion at December 31, 2017. Total loans held in our portfolio at the end of 2017 were $937 million, representing growth of $115 million or 14%, from $822 million at December 31, 2016. Total commercial loans which include both commercial loans and lines of credit along with owner occupied commercial real estate loans increased by $63 million or 21% to $360 million at December 31, 2017 compared to $297 million to end 2016. This double digit growth in both total assets, total loans and commercial loans was derived solely from organic activities throughout 2017. Total deposits at December 31, 2017 increased to $864 million from $809 million at December 31, 2016, representing growth of $55 million or 7%, all of which is also attributable to organic growth activities. Included in this $55 million in deposit growth for 2017 was an increase in noninterest bearing demand deposits of $35 million or 19%, as this core source of deposits increased from $183 million at December 31, 2016 to $218 million at the end of 2017.
  Total common shareholders’ equity increased by $46 million or 53% from $86 million at December 31, 2016 to $132 million at December 31, 2017, primarily as a result of our sale of 2,760,000 shares of our common stock for gross proceeds of $41.4 million in an underwritten public offering on February 1, 2017. Even with the 12% asset growth and the 14% loan growth experienced during 2017, the Company’s capital position increased significantly during 2017, as reflected in the following capital comparisons between December 31, 2017 and December 31, 2016:
	December 31, 2017	December 31, 2016
Total common equity	$132,253,000	$85,790,000
Book value per share	$13.47	$12.27
Tangible book value per share	$13.23	$11.86
Tangible common equity ratio	11.32%	8.10%
Leverage ratio	11.70%	8.36%
Tier I risk-based capital ratio	12.77%	9.71%
Total risk-based capital ratio	13.72%	10.83%
  On August 14, 2017, the Company announced the signing of a definitive agreement and plan of reorganization whereby Howard Bank will acquire First Mariner Bank (“First Mariner”). Upon the closing of the transaction, First Mariner will merge with Howard Bank, and the combined bank will operate under the Howard Bank name and be headquartered in First Mariner’s existing Baltimore City location. All required stockholder approvals have been received and we anticipate that the merger will close in the first quarter of 2018, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions.
  Net income available to common shareholders increased to $7.2 million for 2017 compared to $5.1 million for 2016, representing an increase of $2.1 million. Basic earnings per common share (EPS) for 2017 were $0.75 compared to $0.74 for 2016, representing an increase of $.01 or 2%. Even though net earnings for 2017 were more than 40% higher than for 2016, EPS only slightly increased due to both $567 thousand in merger-related expenses incurred during 2017 that, net of taxes, reduced net income by $351 thousand or $.04, and to the larger number of average shares outstanding for 2017.

For the Year Ended December 31, 2017

As noted above, during 2017 Howard Bancorp continued with its strategic growth plan by organically growing assets, loans, and noninterest bearing deposits by 12%, 14%, and 19%, respectively. This balance sheet growth led to an increase in net interest income of $3.7 million or 11% when comparing net interest income of $38 million for 2017 to $34 million recorded in 2016. This net interest income growth was supplemented by increased revenue generated from our mortgage banking division, which recorded noninterest income of $16.2 million for 2017 compared to $11.9 million in 2016, an increase of $4.3 million or 36%. In 2017, the provision for credit loss expense of $1.8 million was lower than the $2.0 million recorded in 2016 despite higher loan balances due to a different mix of general and specific provisions for the two years. Excluding the $567 thousand in merger-related expenses in 2017, our noninterest expenses increased by $5.9 million or 15%. Approximately $4.5 million of this increase was compensation-related, with a $2.1 million or 60% increase in compensation expenses from our mortgage division related to increased staff and higher tax and benefit expenses driven by higher 2017 originations levels, and a $1.5 million or 13% increase in banking-related compensation expenses largely influenced by the mid-2016 and early 2017 additions to our business development teams and supporting staff levels. Occupancy expenses for 2017 were $468 thousand or 10% lower for 2017 than for 2016 as we closed three branch offices in the middle of 2016. Marketing and business development expenses for 2017 were $856 thousand or 25% higher than in 2016, with most of this increase driven by mortgage-related marketing and business development expenses increasing $559 thousand or 26% as a result of our purchasing additional leads for the Consumer Direct unit of our mortgage division. In addition, bank-related marketing and business development expenses increased $267 thousand or 25% as a result of our decision to substantially increase our promotional initiatives for a short period of time after the announcement of our execution of the agreement to acquire First Mariner. We have recently renegotiated our contracts for certain loan-related services and eliminated certain loan-related expenses through process enhancements that were collectively responsible for over $500 thousand in loan-related expenses incurred by the mortgage division in 2017, which we expect will reduce noninterest expenses, and therefore increase earnings going forward. Our other real estate owned (“OREO”) expenses of $655 thousand for 2017 were $558 thousand higher than the $97 thousand incurred in 2016. This increase was primarily driven by valuation adjustments on OREO properties upon receipt of updated appraisals. We have contracts for the sale of two OREO properties that we expect, upon closing, to reduce our OREO by $1 million, which would represent a 68% reduction from 2017 OREO levels. We anticipate that these two sales will occur in the second quarter of 2018.

As a result of the decrease in the corporate federal tax rate from 34% to 21% beginning in 2018 as a result of the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017, we reduced the carrying amount of our deferred tax assets as of December 31, 2017 by $268 thousand, which resulted in an increase in our income tax expense by the same amount. Offsetting this 2017 increase in tax expense were reductions resulting from changes to certain tax accounts related to adjustments in our application of purchase accounting guidelines related to our acquisition of Patapsco Bancorp.

For the Three Months Ended December 31, 2017

Similar to the full year results for 2017, the fourth quarter of 2017 represented a continuation of our organic growth initiatives as total assets increased by $17 million or 2%, portfolio loans grew by $44 million or 5%, and noninterest bearing deposits increased by $6 million or 3% from the third quarter of 2017. Net income available to common shareholders of $1.9 million was $930 thousand or 98% higher than the same period of 2016, and also increased from the $1.7 million recorded during the third quarter of 2017. Our net interest income of $9.9 million for the fourth quarter of 2017 compared favorably to both the $8.5 million in the same quarter of 2016, and the $9.8 million in the third quarter of 2017. Our provision for credit losses of $800 thousand for the fourth quarter of 2017 was higher than the two comparable periods, and included approximately $400 thousand in specific reserves largely related to two non-accrual loans. Fourth quarter 2017 noninterest revenues of $4.7 million, which were largely driven by our mortgage banking revenues, were $1.7 million or 56% higher than the same period in 2016, but experienced a seasonal decline of nearly $0.5 million from the third quarter of 2017 due to a normal slow-down in mortgage originations in the fourth quarter of each year. Excluding the $189 thousand in merger-related expenses in the fourth quarter of 2017, our noninterest expenses increased by $2.4 million or 26% compared to the fourth quarter of 2016, while reflecting a $400 thousand or 4% increase compared to the third quarter of 2017. Included in fourth quarter 2017 expenses were nearly $500 thousand in OREO valuation write-downs on two OREO properties, both of which are under contract, as noted above. Thus, fourth quarter results were impacted by $1.1 million in expenses consisting of $189 thousand in merger-related expenses, $400 thousand in specific reserves on certain loans and $500 thousand in OREO valuation adjustments. This $1.1 million reduction in pretax income, net of taxes, reduced net income by $682 thousand and EPS by $.07. The additional provisions and OREO valuation adjustments during the quarter resulted from our conservative asset quality management to accurately reflect our asset quality position. A portion of the increased advertising and professional fees incurred were to capitalize on the strong reception and positive publicity surrounding our announcement of the merger agreement with First Mariner. Influenced by all of the above items, our fourth quarter EPS was $0.19 compared to $0.14 for the same quarter in 2016 and $0.17 for the third quarter of 2017.

Chairman and CEO Mary Ann Scully stated, “2017 has been a transformational year. Actual results reflect the tangible fruit of consistent and sustainable investment in activities that first and foremost drove double digit small and middle market commercial loan growth funded by transaction deposits and secondarily resulted in noninterest income related to residential mortgage origination activities. These ongoing activities were supplemented by a well-timed capital raise resulting in an over 50% increase in tangible common equity for 2017. This capital was raised from a diversified group of highly regarded institutional investors and has clearly positioned us both for further organic growth and for opportunistic acquisition activities. The initial, but very substantial, result of this enhanced capital position was the announced acquisition of First Mariner which we expect to close in the first quarter of 2018. Traditional growth opportunities will be further enhanced post-closing with the combined well-regarded group of commercial relationship managers, an expanded treasury management staff and product set, larger lending limits that expand greatly the universe of prospective clients and exceptionally positive market reception to the first locally headquartered business bank in this very attractive region in decades. Challenges of course remain to ensure that these opportunities are suitably leveraged. These include the normal systems conversions and people and location integration, the planning for which has progressed quickly and seamlessly since the transaction announcement. The acquisition also will necessitate a right sizing and restructuring of the combined mortgage operation to ensure that the most strategically appropriate, sustainable and profitable segments are emphasized in the right mix of activities. After an exhaustive review of both companies’ mortgage operations, we believe that we have clearly identified the best path forward for this optimization. We are excited about the next steps in the first half of the year to realize all this potential to position us to undertake our role as the best business bank in Baltimore. As always, we are continually grateful to our supporting stakeholders.”

The statements in this press release regarding the anticipated timing of the First Mariner acquisition and the anticipated results thereof, anticipated decreases in noninterest expenses, the timing and anticipated impact on financial results of the pending sale of two OREO properties, and future organic growth and acquisition opportunities are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. Howard Bancorp intends that such forward-looking statement be subject to the safe harbors created thereby. Such forward-looking statements are based on current expectations regarding important risks, including but not limited to receipt of all required regulatory approvals for the First Mariner merger; expected revenue synergies and cost savings from the merger may not be fully realized; revenues following the merger may be lower than expected; customer and employee relationships of both Howard Bank and First Mariner may be disrupted by the merger; anticipated cost savings from the renegotiated service contracts and new process enhancements may not be realized; real estate values, local and national economic conditions, and the impact of interest rates on financing, as well as other risks detailed from time to time in filings made by Howard Bancorp with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in these forward-looking statements, and the making of such statements should not be regarded as a representation by Howard Bancorp or any other person that results expressed therein will be achieved. Howard Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Twelve months ended		Three months ended
(Dollars in thousands, except per share data.)	Dec 31,		Dec 31	Sep 30	Dec 31
Income Statement Data:	2017	2016	2017	2017	2016
Interest income	$43,026	$38,741	$11,338	$11,112	$9,752
Interest expense	5,167	4,562	1,482	1,357	1,239
Net interest income	37,859	34,179	9,856	9,755	8,513
Provision for credit losses	1,831	2,037	800	491	735
Noninterest income	19,524	14,796	4,669	5,104	2,976
Merger and restructuring expenses	567	-	189	378	-
Other noninterest expense	44,633	38,699	11,659	11,259	9,268
Pre-tax income	10,352	8,239	1,877	2,731	1,486
Federal and state income tax expense	3,152	2,936	(6)	1,018	533
Net income	7,200	5,303	1,884	1,713	953
Preferred stock dividends	-	166	-	-	-
Net income available to common shareholders	$7,200	$5,137	$1,884	$1,713	$953

Per share data and shares outstanding:
Net income per common share, basic	$0.75	$0.74	$0.19	$0.17	$0.14
Book value per common share at period end	$13.47	$12.27	$13.47	$13.28	$12.27
Tangible book value per common share at period end	$13.23	$11.86	$13.23	$13.03	$11.86
Average common shares outstanding	9,555,952	6,975,662	9,815,228	9,808,542	6,990,390
Shares outstanding at period end	9,820,592	6,991,072	9,820,592	9,811,992	6,991,072

Financial Condition data:
Total assets	$1,149,950	$1,026,957	$1,149,950	$1,132,533	$1,026,957
Loans receivable (gross)	936,608	821,524	936,608	892,213	821,524
Allowance for credit losses	(6,159)	(6,428)	(6,159)	(5,661)	(6,428)
Other interest-earning assets	152,343	167,551	152,343	176,210	167,551
Total deposits	863,908	808,734	863,908	862,085	808,734
Borrowings	148,920	127,574	148,920	135,023	127,574
Total shareholders' equity	132,253	85,790	132,253	130,313	85,790
Common equity	132,253	85,790	132,253	130,313	85,790

Average assets	$1,072,943	$970,710	$1,113,539	$1,090,277	$1,003,100
Average shareholders' equity	123,763	86,221	129,829	127,787	84,616
Average common shareholders' equity	123,763	81,896	129,829	127,787	84,616

Selected performance ratios:
Return on average assets	0.67%	0.55%	0.67%	0.62%	0.38%
Return on average common equity	5.82%	6.15%	5.76%	5.32%	4.48%
Net interest margin(1)	3.73%	3.73%	3.71%	3.76%	3.56%
Efficiency ratio(2)	78.77%	79.01%	81.56%	78.32%	80.67%

Asset quality ratios:
Nonperforming loans to gross loans	1.41%	1.17%	1.41%	1.46%	1.17%
Allowance for credit losses to loans	0.66%	0.78%	0.66%	0.63%	0.78%
Allowance for credit losses to nonperforming loans	46.70%	67.11%	46.70%	43.50%	67.11%
Nonperforming assets to loans and other real estate	1.57%	1.41%	1.57%	1.69%	1.41%
Nonperforming assets to total assets	1.28%	1.16%	1.28%	1.34%	1.16%

Capital ratios:
Leverage ratio	11.70%	8.36%	11.70%	11.74%	8.36%
Tier I risk-based capital ratio	12.77%	9.71%	12.77%	13.40%	9.71%
Total risk-based capital ratio	13.72%	10.83%	13.72%	14.36%	10.83%
Average equity to average assets	11.53%	8.88%	11.66%	11.72%	8.44%

(1) Net interest margin is net interest income divided by average earning assets.

(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	December 31,	Sept 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$28,856	$50,715	$41,536	$48,170	$29,675
Federal Funds Sold	116	495	294	314	9,691
Total cash and cash equivalents	28,972	51,210	41,830	48,484	39,366

Interest Bearing Deposits with Banks	-	494	9,633	14,326	19,513

Investment Securities:
Available-for-sale	74,256	67,883	52,151	46,059	38,728
Held-to-maturity	9,250	9,250	9,250	8,750	6,250
Federal Home Loan Bank stock, at cost	6,492	5,982	5,196	2,943	5,103
Total investment securities	89,998	83,115	66,597	57,752	50,081

Loans held-for-sale	42,153	52,683	53,872	35,666	51,054

Loans:	936,608	892,213	880,137	845,945	821,524
Allowance for credit losses	(6,159)	(5,661)	(5,385)	(5,360)	(6,428)
Net loans	930,449	886,552	874,752	840,585	815,096

Accrued interest receivable	3,465	3,137	2,860	2,790	2,793

Bank premises and equipment, net	19,189	19,556	19,599	19,864	20,080

Other assets:
Goodwill	603	603	603	603	603
Bank owned life insurance	28,631	28,427	28,216	21,517	21,371
Other intangibles	1,743	1,849	1,977	2,113	2,248
Other assets	4,747	4,907	4,383	5,052	4,752
Total other assets	35,724	35,786	35,179	29,285	28,974
Total assets	$1,149,950	$1,132,533	$1,104,322	$1,048,752	$1,026,957

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing deposits	$218,139	$212,519	$215,124	$244,408	$182,880
Interest bearing deposits	645,769	649,566	639,585	607,564	625,854
Total deposits	863,908	862,085	854,709	851,972	808,734
Borrowed funds	148,920	135,023	116,311	64,328	127,573
Other liabilities	4,869	5,112	4,914	6,441	4,860
Total liabilities	1,017,697	1,002,220	975,934	922,741	941,167
Shareholders' equity:
Common stock – $.01 par value	98	98	98	98	70
Additional paid-in capital	110,387	110,183	109,956	109,647	71,021
Retained earnings	22,049	20,166	18,453	16,415	14,849
Accumulated other comprehensive income/(loss), net	(281)	(134)	(119)	(149)	(150)
Total shareholders' equity	132,253	130,313	128,388	126,011	85,790
Total liabilities and shareholders' equity	$1,149,950	$1,132,533	$1,104,322	$1,048,752	$1,026,957

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$129,907	$127,861	$125,807	$123,295	$82,939
Tier 1 Leverage (to average assets)	11.70%	11.74%	11.78%	12.16%	8.36%
Common Equity Tier 1 Capital (to risk weighted assets)	12.77%	13.40%	13.39%	13.96%	9.71%
Tier 1 Capital (to risk weighted assets)	12.77%	13.40%	13.39%	13.96%	9.71%
Total Capital Ratio (to risk weighted assets)	13.72%	14.36%	14.34%	14.96%	10.83%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$13,188	$13,013	$9,307	$9,415	$9,578
Real estate owned	1,549	2,133	2,135	2,350	2,350
Total non-performing assets	$14,737	$15,146	$11,442	$11,765	$11,928

Non-performing loans to total loans	1.41%	1.46%	1.06%	1.11%	1.17%
Non-performing assets to total assets	1.28%	1.34%	1.04%	1.12%	1.16%
ALLL to total loans	0.66%	0.63%	0.61%	0.63%	0.78%
ALLL to non-performing loans	46.70%	43.50%	57.86%	56.93%	67.11%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	December 31,	Sept 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016

Total interest income	$11,338	$11,112	$10,708	$9,868	$9,752
Total interest expense	1,482	1,357	1,211	1,117	1,239
Net interest income	9,856	9,755	9,497	8,751	8,513
Provision for credit losses	(800)	(491)	(340)	(200)	(735)
Net interest income after provision for credit losses	9,056	9,264	9,157	8,551	7,778

NON-INTEREST INCOME:
Service charges and other income	1,138	1,018	885	637	(50)
Mortgage banking income	3,531	4,086	4,407	3,822	3,026

Total non-interest income	4,669	5,104	5,292	4,459	2,976

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,981	5,972	6,063	5,557	4,653
Occupancy expense	1,033	1,025	1,034	1,062	997
Marketing expense	1,114	991	1,185	941	900
FDIC insurance	177	180	76	217	176
Professional fees	522	606	417	423	419
Other real estate owned related expense	506	32	93	24	12
Merger and restructuring	189	378	-	-	-
Other	2,325	2,453	2,347	2,276	2,111
Total non-interest expense	11,847	11,637	11,215	10,500	9,268

Income before income taxes	1,878	2,731	3,234	2,510	1,486

Income tax expense	(6)	1,018	1,196	944	533

NET INCOME	$1,884	$1,713	$2,038	$1,566	$953

EARNINGS PER SHARE – Basic	$0.19	$0.17	$0.21	$0.18	$0.14
EARNINGS PER SHARE – Diluted	$0.19	$0.17	$0.21	$0.18	$0.13

Average common shares outstanding – Basic	9,815,228	9,808,542	9,779,772	8,806,404	6,990,390
Average common shares outstanding – Diluted	9,858,809	9,854,822	9,822,165	8,856,763	7,020,733

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.67%	0.62%	0.76%	0.62%	0.38%
Return on average common equity	5.76%	5.32%	6.45%	5.75%	4.48%
Net interest margin	3.71%	3.76%	3.77%	3.68%	3.56%
Efficiency ratio	81.56%	78.32%	75.87%	79.48%	80.67%
Tangible common equity	11.32%	11.31%	11.42%	11.79%	8.10%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer